Exhibit 99.1

Genius Products Inc. Announces Change in Board of Directors

    SAN DIEGO--(BUSINESS WIRE)--Oct. 28, 2003--Genius Products Inc. (the "company") (OTCBB:GNPI) announced today the addition of its newest board member, Carl Amari. Klaus Moeller, chief executive officer and chairman of the board, said, "This year we expanded our focus beyond audio and video products for babies and children. In keeping with our expanding mission to become a leading provider of quality family entertainment, we have been seeking candidates for our board with experience in the entertainment industry." He continued, "We welcome Carl to the board. He brings a lot of hands-on industry talent to the company. All of us at Genius Products look forward to working with Carl."
    Amari stated, "I am very excited to join the board of Genius Products Inc. I could not be more impressed with the talented people running this company. I am extremely confident in this team and this company's ability to take full advantage of the huge opportunities that lie ahead."
    Richard Bermingham and David Anderson have resigned from the board. Moeller stated, "The board of directors and the senior management team of Genius Products are grateful to Richard Bermingham and David Anderson for their participation and support of the company. We wish them the very best in their future endeavors." Moeller continued, "We are continuing our discussions with candidates with excellent qualifications and a background in the entertainment industry to fill the vacancies." Bermingham was the chairman of the Audit Committee and a member of the Compensation Committee. Anderson was a member of the Audit and Compensation Committees. He remains a major shareholder of the company.
    Born Aug. 20, 1963, Amari founded Radio Spirits Inc. in the basement of his parent's home in 1985. A dedicated fan of classic radio programming, Amari turned his hobby/passion into a thriving business (today Radio Spirits Inc. is the largest licensor and distributor of nostalgia radio content and maintains a library of 50,000 old-time radio programs with annual sales of $17 million). A lifetime member of Who's Who Worldwide Business Leaders, Amari is currently CEO, president and founder of Falcon Picture Group. He is the creator of the award winning nationally syndicated radio series "When Radio Was" hosted by Stan Freberg, "Radio Movie Classics" hosted by Jeffrey Lyons and "Radio Super Heroes" hosted by Kris Erik Stevens. Amari also served as producer of Walter Cronkite's syndicated radio series "Walter Cronkite's 20th Century" and Leonard Maltin's radio series "Leonard Maltin's Video Views."
    His syndicated radio programs currently air on 500 commercial radio stations nationally. Under Amari's leadership Radio Spirits, Inc. has twice made INC. 500's fastest growing list of privately held companies. Because Amari's company made the coveted INC. list two years in a row, he was featured on the cover of INC. 500 Magazine in 1998. That same year Amari sold Radio Spirits Inc. to the public company MediaBay.
    In 2001, Amari founded Falcon Picture Group, a company that specializes in the distribution of classic film and television programming. Through its exclusive licensing venture with American Movie Classics (AMC), Falcon has partnered with Genius Products to produce and distribute a full line of classic movies and television programs on DVD to more than 20,000 retail accounts, including Wal-Mart, Best Buy and Target. Falcon also produces the weekly syndicated radio series "The Twilight Zone Radio Dramas" through an exclusive licensing arrangement with CBS Enterprises and the Rod Serling Estate. "The Twilight Zone Radio Dramas" are heard on more than 100 U.S. radio stations, XM and Sirius Satellite Radio, the BBC and AFRTS and is adapted from Rod Serling's Emmy-Award Winning TV series, "The Twilight Zone."
    Amari helped finance and executive produced the father/son action/drama motion picture "Madison" starring Jim Caviezel, Jake Lloyd, Mary McCormack, Bruce Dern, Paul Dooley and John Mellencamp which will be released in theatres by MGM in early 2004. His business accomplishments have been highlighted in The Wall Street Journal, INC. 500, The Chicago Sun-Times, The Chicago Tribune, The Associated Press, The LA Times and The New York Post.

    About Genius Products Inc.

    Genius Products Inc. is a multi-brand company that designs and markets family entertainment products including videos, DVDs, CDs and cassettes. The products are sold under the Baby Genius and Kid Genius brand names and during 2003, the company introduced other brand name products such as BOZO the Clown, Curious George, Guess How Much I Love You(TM), and Rainbow Fish, plus many more. The company's award-winning products are widely distributed at major retail stores nationwide including Target, Wal-Mart, Kmart, Toys R Us, Babies R Us, ShopKo, Meijer, Borders and Best Buy. The company also licenses the Baby Genius brand to third-party companies for a variety of products including apparel, books, toys and infant care products. Promotional partners include Kellogg's, The World Famous San Diego Zoo, Parenting Magazine, Playtex, Fazoli's and Child Magazine.
    Genius Products Inc. company and product information is available on the company's Web site at www.geniusproducts.com.

    Safe Harbor Statement

    Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. The forward-looking statements reflect assumptions and involve risks and uncertainties, which may affect Genius Products' business, forecasts, projections, prospects, and cause results to differ from these forward-looking statements. Such risks and uncertainties include the company's ability to grow its business and other matters, which are described in the company's filings with the Securities and Exchange Commission.

    CONTACT: Genius Products Inc., San Diego
             Klaus Moeller, 858-793-8840
             info@geniusproducts.com